FORUM FUNDS

MULTICLASS (RULE 18F-3) PLAN

This Plan is adopted by Forum Funds (the “Trust”) pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “Act”) in order to document the separate arrangements and expense allocations of each class of shares of beneficial interest (each a “Class”, collectively the “Classes”) of each of the series of the Trust for which Brown Investment Advisory Incorporated (the “Adviser”) serves as investment adviser as identified in Appendix A (each a  “Fund” and collectively, the “Funds”) and the related exchange privileges.

SECTION 1.  CLASS DESIGNATIONS

(A)             Each Class has a different arrangement for shareholder services or distribution or both, as follows:

(1)           Institutional Shares.  Are offered with no sales charges or distribution plan adopted in accordance with Rule 12b-1 under the Act (“Rule 12b-1 Fee”); however, these shares are subject to a non-Rule 12b-1 shareholder service fee and a redemption/exchange fee.  The investment minimum is $5,000 (subject to certain reductions as described in the applicable prospectus).

(2)           A Shares.  Are offered with sales charge and are subject to a Rule 12b-1 Fee and a non-Rule 12b-1 shareholder service fee; however, these shares are not subject to a redemption/exchange fee.  The investment minimum is $2,000 (subject to certain reductions  as described in the applicable prospectus).

(3)           D Shares.  Are offered with no sales charge, redemption/exchange fee, or non-Rule 12b-1 shareholder service fee;  however, these shares are subject to a Rule 12b-1 Fee.  Rule 12b-1 Fees for A Shares are higher than the Rule 12b-1  Fees for D Shares.  D Shares are closed to new investors and current investors may not purchase additional D Shares (except through a pre-established distribution reinvestment program).

SECTION 2.  VOTING

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class’ arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

SECTION 3.  CLASS EXPENSE ALLOCATIONS

(A)           Distribution Expenses.  All expenses incurred under a Class’s distribution plan adopted in accordance with Rule 12b-1 under the Act shall be allocated to that Class.

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(B)           Shareholder Service Expenses.  All expenses incurred under a Class’s shareholder service plan shall be allocated to that Class.

(C)           Other Class Expenses.  The following expenses, which are incurred by Classes in different amounts or reflect differences in the amount or kind of services that different Classes receive (collectively with expenses under Sections 3(A) and 3(B), “Class Expenses”), shall be allocated to the Class that incurred the expenses to the extent practicable:

(1)           Certain administration, transfer agent, and fund accounting fees and expenses related specifically to a Class;
(2)           Litigation, legal and audit fees related specifically to a Class;
(3)           State and foreign securities registration or other filing fees related specifically to a Class;
(4)           Shareholder report expenses related to a specific Class;
(5)           Trustee fees and expenses related to a specific Class;
(6)
Preparation, printing and related fees and expenses for proxy statements related to a specific Class and, with respect to current shareholders, prospectuses and statements of additional information and updates thereto related to a specific Class;

(7)	Expenses incurred in connection with shareholder meetings related to a specific Class; and
(8)	Subject to approval by the Board of Trustees (the “Board”), such other fees and expenses as the Funds’ administrator, pursuant to Rule 18f-3, deems to be allocable to specified Classes.

(D)           Class Expense Allocations.  Class Expenses are to be borne solely by the Class to which they relate.  Item (1) of Section 3(C) in its entirety is incurred by the Fund on a Class by Class basis and, accordingly, is wholly allocated to specific Classes.  All other items in Section 3(C) are allocated to a specific Class to the extent they are attributable to the Classes in different amounts.

SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

(A)           Expenses Applicable to More than One Fund.  Expenses (other than Class Expenses) incurred by the Trust on behalf of a Fund shall be allocated to the Fund and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Trust series shall be allocated among the Trust series that incurred the expenses based on the net asset values of the series in relation to the net asset value of all series to which the expense relates.

(B)           Other Allocations.  Income, realized and unrealized capital gains and losses and expenses other than Class Expenses related to a Fund shall be allocated to each Class of the Fund based on the net asset value of the Class in relation to the net asset value of the Fund.

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(C)           Waivers and Reimbursements.  Nothing in this Plan shall be construed as limiting the ability of a Trust officer to waive any fee paid by a Fund or Class to that person or to reimburse any or all expenses of the Fund or Class.

SECTION 5.  EXCHANGE PRIVILEGES

Shareholders of a Class may exchange their shares for shares of another Class of any other Fund as listed in Appendix A, without charge, and in accordance with Section 11(a) of the Act, the rules thereunder and the requirements of the applicable prospectuses.

SECTION 6.  AMENDMENTS AND BOARD REVIEW

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(A)           Material Amendments.  Material amendments to this Plan may only be made by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons (as defined in the Act) of the Trust (“Independent Trustees”), upon a finding that the proposed amendment, including any proposed related expense allocation, is in the best interests of each Class affected by the amendment and of the Fund and the Trust.  Prior to any material amendment to this Plan, the Board shall request such information as may be reasonably necessary to evaluate the Plan as proposed to be amended.

(B)           Board Review.  The Board, including a majority of those Trustees who are not interested persons of the Trust as defined in the Act, shall review any fee waivers and expense reimbursements to determine that the Funds are in compliance with applicable legal requirements.

Adopted:                                April 1, 2002
Last Amended:                                February 13, 2006

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FORUM FUNDS
MULTICLASS (RULE 18f-3) PLAN

APPENDIX A

FUNDS AND EXCHANGE PRIVILEGES

As of April 14, 2009

Brown Advisory Growth Fund, Brown Advisory Value Equity Fund, Brown Advisory Small-Cap Growth Fund, Brown Advisory Small-Cap Value Fund, Brown Advisory Opportunity Fund, Brown Advisory Core International Fund, Brown Advisory Intermediate Income Fund, Brown Advisory Flexible Value Fund and Brown Advisory Small-Cap Fundamental Value Fund (each a “Fund”, and collectively the “Funds”)

Class	Fund	Exchange Privileges(a)
Institutional Shares	All Series
• Institutional Shares of any other Trust series managed by Brown Investment Advisory Incorporated (each a “Brown Series”) or shares of any other Brown Series that does not offer shares in separate classes
•

A Shares	All Series except Brown Advisory Maryland Bond Fund	• A Shares of any Brown Series and shares of any other Brown Series that does not offer separate classes
D Shares	Brown Advisory Small-Cap Growth Fund	• None

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